THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING' SECURITIES THAT AVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

                                  NISOURCE INC.

                                -----------------

                                  COMMON SHARES
                                WITHOUT PAR VALUE

                                -----------------

                             OFFERED PURSUANT TO THE
                                  NISOURCE INC.
                          EMPLOYEE STOCK PURCHASE PLAN

                                -----------------

     The Employee Stock Purchase Plan of NiSource Inc. provides eligible employees with the opportunity to purchase Common Shares of NiSource Inc. at a discount from market value through payroll deductions. The primary purposes of the Plan are to provide employees of NiSource Inc. and certain of its subsidiaries an additional means of saving a portion of their earnings and to encourage employee ownership of NiSource Inc. Common Shares. Further information concerning the' Plan, including the number of Common Shares to be offered pursuant to the Plan, is set forth herein.

                                -----------------


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
 OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                -----------------

                   The date of this Prospectus is May 1, 1999

                                  NISOURCE INC.

     NiSource Inc. ("NiSource" or the "Company"), formerly NIPSCO Industries, Inc. is an Indiana corporation, incorporated on September 22, 1987, which serves as the holding company for a number of subsidiaries, including five public utility operating companies: Northern Indiana Public Service Company ("Northern Indiana"), Kokomo Gas and Fuel Company ("Kokomo Gas"), Northern Indiana Fuel and Light Company, Inc. ("NIFL'), Indianapolis Water Company, ("IWC"), and Bay State Gas Company ("BSG").

     NiSource major non-utility subsidiaries include NiSource Development Company, inc. ("Development"), NIPSCO Energy Services, Inc. ("Services"), and NiSource Capital Markets, Inc. ("Capital Markets") and Primary Energy, Inc. ("Primary").

     Northern Indiana, NiSource largest and dominant subsidiary, is a public utility operating company, incorporated in Indiana on August 2, 1912, engaged in supplying natural gas and electric energy to the public. It operates in 30 counties in the northern part of Indiana, serving an area of about 12,000 square miles with a population of approximately 2,200,OOO. At December 31, 1997, Northern Indiana served approximately 729,449 customers with gas and approximately 416,334 with electricity.

                              AVAILABLE INFORMATION

     NiSource is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission ("SEC"). Copies of such reports, proxy statements, and other information can be obtained, at prescribed rates, from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such reports, proxy statements, and other information can be inspected at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's Regional Offices located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. Industries' Common Shares are traded on the New York Stock Exchange ("NYSE"), the Chicago Stock Exchange ("CHX"), and the Pacific Stock Exchange ("PSE") and such reports and other information can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, the CHX, One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605 and the PSE, 301 Pine Street, San Francisco, California 94104.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by Industries with the SEC are incorporated herein by reference:

1. NiSource Annual Report on Form 1 O-K for the year ended December 31, 1997.

2. NiSource Quarterly Reports on Form 10-Q for the quarter ended March 31 and June 30, and September 30, 1997.

3. The description of NiSource Common Shares contained in NiSource Registration Statement on Form 8-K dated February 13,1998.

     All documents filed by NiSource pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

     This Prospectus incorporates documents by reference that are not presented herein or delivered herewith. These documents are available without charge upon written or oral request from NiSource

Shareholder Services, 5265 Hohman Avenue, Hammond, Indiana 46320 (telephone toll-free out of state, 800-348-6466, toll-free within Indiana 800-552-6815 and Hammond local calls (219) 8535700).

                             DESCRIPTION OF THE PLAN

     The Company has had an Employee Stock Purchase Plan since 1964, which has been amended from time to time. Effective March 3, 1988, the Plan was assumed by NiSource and amended to allow participation by eligible employees of NiSource and certain of its subsidiaries. The Plan provides eligible employees with the opportunity to purchase common shares, without par value, of NiSource ("Common Shares") at a discount from market value through payroll deductions. The primary purposes of the Plan are to provide employees of NiSource and its participating subsidiaries an additional means of saving a portion of their earnings and to encourage employee ownership of Common Shares. Further information concerning the Plan, including the number of Common Shares to be offered pursuant to the Plan, is set forth herein.

1. WHAT IS THE PLAN?

     The Plan offers a convenient and economical way for eligible employees of NiSource or any participating subsidiaries thereof to initiate or increase their ownership of Common Shares. Once you are enrolled in the Plan your payroll deductions will be used by the administrator of the Plan (see question 30) to purchase Common Shares (both full and fractional shares) for you.

2. WHO MAY PARTICIPATE?

Participating companies are:

     (1) NiSource; and

     (2) Those subsidiaries of NiSource whose Boards of Directors have adopted resolutions requesting participation in the Plan for their employees and whose requests are approved by the Industries Welfare Benefit Plans Administrative Committee.

You may participate if:

     (1) you are an active employee of NiSource or a participating subsidiary with at least one year of service with NiSource or any subsidiary; and

     (2) either: (a) you are a full-time employee or a part-time employee whose customary employment is more than 20 hours per week and more than-five months in any calendar year; or (b) you are customarily employed by NiSource or a participating subsidiary for at least six months in any calendar year.

     However, even if you qualify under these rules, you may not acquire any right to purchase Common Shares under the Plan if:

     (1) immediately after participating, you would own at least 5% of the total combined voting power or value of all classes of stock of the Company or any subsidiary; or

     (2) such right would permit you to purchase stock under this Plan or any similar employee stock purchase plan of the Company or any subsidiary with a fair market value of more than $25,000 in a calendar year.

3. HOW DOES THE PLAN OPERATE?

     The Plan provides for four Savings Periods during each calendar year, Savings accumulated by you through payroll deductions will be used at the end of each Savings Period to purchase as many full and fractional Common Shares as possible at the purchase price determined for that Savings Period.

4. WHAT ARE THE SAVINGS PERIODS?

     Savings Periods are the three month periods from January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31. Each Savings Period includes all paydays within that period.

5. WHEN CAN I START MY PARTICIPATION IN THE PLAN?

     You become eligible to participate in the Plan on the first day of the month in which you first meet the criteria listed in response to Question 2. You can enroll and start purchasing Common Shares as of the first day of the next month. Whether or not you participate in the Plan is your decision.

6. IF I'AM ELIGIBLE, HOW DO I ENROLL IN THE PLAN?

     You may enroll by giving NiSource Shareholder Services a signed payroll Deduction Authorization Form (the "Authorization"). The Authorization becomes effective for payroll periods ending on or after the first day of the following month. All Authorizations must be received by the 15th of the month. Any forms received after the 15th will not be processed until the next month. For example, payroll deduction requests received between March 1 and March 15 will begin April 1. Any requests received between March 16 and March 31 will not begin until May 1.

7. WHAT ARE THE PROVISIONS OF THE AUTHORIZATION?

     Your Authorization directs your employer to deduct money from your pay in a specified amount while you are a participant in the Plan. The Authorization also specifies the registration of the shares. You, as the employee, must be named in the registration (see appendix A for examples). The Authorization is effective until you advise Payroll of a change in your participation as described in response to question 9.

8. WHEN WILL THE PAYROLL DEDUCTIONS START AND IN WHAT AMOUNT MAY THEY BE
MADE?

     After NiSource Shareholder Services receives the Authorization, Payroll is notified of your deduction request. The deductions will begin in the first payroll period after the deduction information is processed by Payroll as described in response to question 6. Payroll deductions can be in any full dollar amounts, not less than $10 per regular pay period, and not more than $20,000 per calendar year.

9. WHAT IF I DECIDE TO INCREASE, DECREASE OR SiOP MY PAYROLL DEDUCTION?

     You may increase, decrease or stop your payroll deduction at any time. To make this change, you must deliver a new Authorization to NiSource Shareholder Services. Generally speaking, forms will become effective as described in response to question 6 with respect to payroll deduction requests.

10. WHAT HAPPENS TO THE MONEY DEDUCTED FROM MY PAY?

     Your payroll deductions will be credited to your Purchase Account under the Plan. At the end of each Savings Period, the balance in your Purchase Account will be applied to purchase the number of Common Shares as described in response to question 13. No interest is paid to any employee on the savings accumulated in his or her Purchase Account under the Plan.

11. WHAT WILL BE THE PRICE OF SHARES PURCHASED UNDER.THE PLAN?

     The purchase price per share assigned to the Common Shares for any Savings Period will be 90% of the fair market value. For purposes of the Plan, fair market value is the closing price of the Common Shares on the NYSE on the last trading day of the Savings Period.

     Common Shares purchased under the Plan will come from treasury shares, authorized but unissued shares or open market purchases of Common Shares. You will pay no brokerage commissions, fees or service charges in connection with purchases of Common Shares under the Plan.

12. HOW MANY SHARES MAY BE PURCHASED BY PARTICIPANTS UNDER THE PLAN?

     As of the date of this Prospectus, the maximum number of Common Shares that may be purchased in the future under the Plan is 469,062 shares. This number may increase in the future with shareholder approval. This number may also increase or decrease proportionately, as appropriate, in the event of a future stock dividend, stock split or combination of Common Shares. If the number of shares remaining available for purchase under the Plan is not sufficient to satisfy all then outstanding purchase rights, the available shares will be apportioned among all participants on an equitable basis.

13. HOW MANY SHARES CAN I BUY IN EACH SAVINGS PERIOD?

     The number of Common Shares purchased by you during each Savings Period will be determined by dividing your Purchase Account balance by the purchase price per share for that Savings Period. Shares will be allocated to four decimal places. The number of shares you can purchase will depend on the size of your payroll deductions and the fair market value of a Common Share as of each purchase date. For example, if you have authorized deductions of $200 for the Savings Period and the fair market value of a Common Share is $30, then your purchase price would be 90% of $30.00 or $27.00, and you would purchase 7.4074 Common Shares ($200/$27.00).

14. CAN COMMON SHARES BE PURCHASED UNDER THE PLAN FOR CASH?

     No. Common Shares can be purchased only through payroll deductions.

15. HOW DO I OBTAIN CERTIFICATES FOR THE COMMON SHARES I HAVE PURCHASED?

     For your convenience, all shares purchased for you under the Plan by the administrator are initially held in your Plan Account under the Plan. Certificates for full shares credited to your Plan Account will be issued and sent to you only upon written request to Harris Trust and Savings Bank ("Harris Trust"), the Plan custodian, 311 W. Monroe Street, 14th Floor, Chicago, Illinois 60690.

16. WHAT HAPPENS TO THE SHARES I PURCHASE?

     The shares you purchase will be considered credited and outstanding to you as of the close of business on the last day of each Savings Period.

17. MAY I DEPOSIT CERTIFICATED SHARES I OWN INTO THE PLAN?

     As a participant in the Plan, you may, if you wish, deposit any stock certificates now or hereafter registered in your name or as described in Appendix A, representing shares purchased under the Plan, for credit to your Plan Account. There is no charge for this service and such deposits will relieve you of the responsibility for loss, theft, or destruction of the certificates. Because you bear the risk of loss in sending stock certificates to Harris Trust, it is recommended that certificates be sent to Harris Trust by registered mail, return receipt requested, and properly insured. Whenever certificates are issued to YOU, either upon request or termination of your participation, new, differently numbered certificates will be issued.

18. HOW DO I SELL SHARES FOR WHICH I HOLD NO CERTIFICATES?

You have two options:

     (1) Any shares held in your Plan Account can be sold through the Plan. The proceeds from the sale of your shares held in the Plan will be determined by the average price of all shares sold from the Plan on the day of sale. Any fractional share equivalent will be converted to cash at the same average sale price.

or

     (2) You can request to have a certificate issued to you as described in response to question 15. Once a certificate is issued, you can sell those shares through a stockbroker.

     Certain restrictions are imposed by the Federal securities laws on sales of Common Shares by officers. All other employees may sell Common Shares purchased under the Plan without any restrictions. However, in light of certain Federal tax requirements, each employee on entering the Plan agrees to notify the Company if he or she disposes of any such Common Shares within one year after the purchase date.

19. COST OF THE PLAN TO YOU

     There are no brokerage commissions or service charges connected with Common Share purchases. These costs are paid by NiSource however, you will pay all costs incurred in the sale of shares. This would include a $5 service fee which may change from time to time and any associated broker commissions.

20. WILL COMMON SHARES BE REPURCHASED FROM AN EMPLOYEE?

     NiSource may, but is not obligated to, repurchase any Common Shares which you have purchased under the Plan. You may dispose of the Common Shares at any time you wish by selling them privately, on the open market, or through the Plan. To sell shares privately or on the open market, you would first need to have a certificate issued for your Common Shares as discussed in response to question 15.

21. WHAT HAPPENS TO MY DIVIDEND AND VOTING RIGHTS?

     You may elect either to receive a dividend check or reinvest your dividend in additional Common Shares under the Plan. You will receive proxy solicitation material just as any other shareholder, which will enable you to vote all full and fractional shares credited to your Plan Account.

22. WHAT HAPPENS IF THE COMPANY HAS A RIGHTS OFFERING OR PAYS A SHARE
DIVIDEND?

     Your entitlement in a regular rights offering will be based on your holdings of full and fractional shares. Any share dividends or split shares distributed by NiSource on shares credited to your Plan Account will be added to your Plan Account. Rights, share dividends or split shares distributed on shares registered in your name will be mailed directly to you in the same way as to shareholders who do not participate in the Plan.

23. CAN MY RIGHTS UNDER THE PLAN BE ASSIGNED OR TRANSFERRED TO ANOTHER
PERSON?

     No. Your rights under the Plan cannot be assigned or transferred to another person.

24. MAY I TERMINATE MY PARTICIPATION IN THE PLAN AT ANY TIME?

     Yes. Further, your death, retirement or termination of employment with NiSource and all affiliates will be considered your automatic termination from participation in the Plan.

25. HOW DO I TERMINATE MY PARTICIPATION IN THE PLAN AND WHEN IS IT EFFECTIVE?

     You must give written notice to NiSource Shareholder Services at least seven business days prior to the purchase date on which you wish to terminate participation. It will be effective immediately

26. WHAT HAPPENS WHEN I TERMINATE MY PARTICIPATION?

     YOU will receive a (1) certificate for all full Common Shares held in your Plan Account, and (2) check for the cash in your Purchase Account and the cash value of any fractional share held in your Plan Account (the cash value of the fractional share will be the average price of all shares sold from the Plan on the day of sale multiplied by the fractional share).

     You may also request a check for the cash value of all full and fractional shares held in your Plan Account (the cash value of the shares will be the average price of all shares sold from the Plan on the day of sale multiplied by the number of shares sold). If you select this option, you will pay all fees associated with the sale of Common Shares in your Plan Account as described in response to question 19.

27. MAY I WITHDRAW THE CASH IN MY PURCHASE ACCOUNT OR SUSPEND MY PAYROLL DEDUCTIONS WITHOUT TERMINATING MY PARTICIPATION IN THE PLAN?

     Withdrawing the cash balance credited to your Purchase Account does not terminate your participation in the Plan. However, it does discontinue your payroll deductions. You may suspend your payroll deductions to the Plan without terminating your participation. To resume your payroll deductions, it would be necessary to fill out a new Authorization as described in response to question 6.

28. WHAT HAPPENS IF I DIE, RETIRE, TERMINATE MY EMPLOYMENT OR OTHERWISE CEASE TO BE ELIGIBLE TO PARTICIPATE?

     Upon the occurrence of such event, your participation in the Plan will immediately stop. The cash credited to your Purchase Account on the date of such termination, a certificate for all full Common Shares held in your Plan Account and the cash value of any fractional share as specified in response to question 26 shall be delivered promptly to you or your legal representative.

     If one of these events occurs during a Savings Period, your deductions for that period will NOT be used to purchase Common Shares. They will be returned to you or your legal representative.

29. HOW DO I LEARN ABOUT THE STATUS OF MY PURCHASE AND PLAN ACCOUNTS?

     Each payroll deduction will be shown on your pay stub. In addition, a statement of your Plan and Purchase Accounts will be mailed approximately two weeks after the completion of the investment of quarterly cash deductions or any other transaction involving your Plan and Purchase Accounts.

     These statements contain information that is helpful for tax reporting and cost basis purposes; therefore, you should keep the statements until all Common Shares purchased under the Plan and Purchase Accounts have been disposed of and all tax obligations have been met.

     You will also receive all reports issued to shareholders of Industries, including annual reports, interim reports and proxy solicitation material.

30. WHO ADMINISTERS THE PLAN?

     The Controller, NiSource Management Services Company, 5265 Hohman Avenue, Hammond, Indiana 46320 is the administrator of the Plan. However, should you have questions concerning the Plan, or your Accounts, you should contact NiSource Shareholder Services at (219) 853-5700 (Hammond local calling area), toll-free within Indiana 800-552-6815 or toll-free out of state 800-348-6466.

31. WHAT IS THE RESPONSIBILITY OF THE COMPANY AND ADMINISTRATOR UNDER THE
PLAN?

     The Company and the administrator will not be liable for any act done in good faith in connection with the Plan, or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant's Purchase and Plan Accounts upon such participant's death or retirement prior to the receipt of notice in writing of the event.

32. WHO INTERPRETS AND REGULATES THE PLAN?

     The Administrator reserves the right to interpret and regulate the Plan.

33. HOW LONG WILL THE PLAN BE IN EFFECT?

     Unless earlier terminated by the Board of Directors of NiSource the Plan will terminate when the maximum number of Common Shares available for sale under the Plan have been purchased. (See response to question 12.)

34. MAY THE PLAN BE TERMINATED OR AMENDED?

     NiSource reserves the right to modify, suspend or terminate the Plan, by action of its Board of Directors, as of the beginning of any Savings Period. Notice of suspension, modification or termination will be given to all participants. Upon termination of the Plan for any reason, the cash then credited to your Purchase Account, if any, a certificate for all full Common Shares held in your Plan Account and the cash value of any fractional share shall be distributed promptly to you.

     The Board may also amend the Plan from time to time to meet changes in legal requirements or for any other reason. In no event, however, may the Board amend the Plan to (i) materially adversely affect any rights outstanding under the Plan during the Savings Period in which such amendment is to be effected,
(ii) increase the maximum number of Common Shares which may be purchased under the Plan (except with the approval of the shareholders of Industries, or as described in response to question 12) (iii) decrease the purchase price of the Common Shares below 90% of the fair market value or (iv) adversely affect the qualification of the Plan under Section 423 of the Internal Revenue Code.

35. IS AN EMPLOYEE REQUIRED TO ENTER THE PLAN?

     Absolutely not. Each employee who participates in.the Plan does so on a strictly voluntary basis. Each employee should decide whether the purchase of shares is a wise investment for him or her. An employee may wish to consult a banker or other specialist in investment matters or a tax advisor before making his or her decision.

36. IS THE PLAN SUBJECT TO ANY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 ("ERISA")?

     The Plan is not subject to any provisions of ERISA.

37. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE
PLAN?

     The Plan is intended to qualify as an "employee stock purchase plan" under
Section 423 of the Internal Revenue Code. While you will not realize taxable income at the time you purchase Common Shares under the Plan, there may be a taxable event later when you sell or otherwise dispose of the shares, You should consult your tax advisor in this regard. You will also be taxed on dividends on those shares as they are paid.

     The length of time you hold your Common Shares before disposing of them is an important variable in determining federal income tax consequences. Your holding period starts the day after the day your shares are purchased (i.e., the last day Common Shares were traded on the NYSE in the applicable Savings Period).

     For an employee who sells or otherwise disposes of Common Shares purchased under the Plan, federal income tax considerations will differ, depending upon how long he or she has held the shares.

Under present law, if the employee holds the Common Shares at least one year before disposing of them, the tax consequences, in the year of disposal, will be as follows:

  any profit up to the 10% discount will be taxable as ordinary income;

  any further profit will be taxable as a capital gain;

  any loss will be treated as a capital loss.

     Examples: Employee purchases one Common Share for $27.00 when market price is $30.00 (10% discount is $3.00)

     If he or she sells at . . . . . . . . . . . . . . . . $32.00 $29.00 $26.00
     Resulting ordinary income would be  . . . . . . . . .   3.00   2.00   --
     Resulting capital gain or (loss) would be . . . . . .   2.00    --   (1.00)

     Under present law, if the employee holds shares less than one year before disposing of them, the tax consequences, in the year of disposal will be as follows:

     the full 10% discount will be taxable as ordinary income;

     any further profit will be taxable as a capital gain;

     any loss, after considering the full 10% discount as income, will be treated as capital loss.

     Examples: Employee purchases one Common Share for $27.00 when market price is $30.00 (10% discount is $3.00)

     If he or she sells at . . . . . . . . . . . . . . . . $32.00 $29.00 $26.00
     Resulting ordinary income would be  . . . . . . . . .   3.00   3.00   3.00
     resulting capital gain or (loss) would be . . . . . .   2.00  (1.00) (4.00)

     Under present law, upon the death of an employee, whenever it occurs, there shall be included in the employee's ordinary taxable income, in the year in which death occurs, the amount by which the market price at date of death exceeds the amount paid for the shares; however, this amount shall not exceed the original 10% discount.

     lt is important to note that an employee does not have any tax consequences so long as he or she retains the shares. However, this statement must not be considered as a suggestion that the employee should not sell his or her shares.

     Under present law, if an employee holds shares less than one year before disposing of them, Industries will be allowed a deduction in the year of disposal equal to the 10% discount in Computing its taxable income.

     These examples are intended to serve as a guide for use in preparing U.S. income tax returns in the typical case of sale at market value of shares acquired under the Plan, If an employee disposes of his or her shares other than by selling them at market value, different U.S. tax considerations may apply. State and local income tax considerations may also apply. In all cases, employees may want to obtain tax advice before filing their tax returns.

                                   APPENDIX A

                Registration                                     Example
Sole Ownership
     Shares are owned by an individual solely.                   John Smith

Joint Tenants with rights of survivorship (Jt. Ten.)             John Smith & Mary Smith Jt Ten

     Shares are owned equally by both owners and upon the death of one of the registered owners, the shares would be transferred to the survivor.

Trust registration                                               John Smith Tr. Ua. 1/1/95
                                                                 John Smith Revocable Living Trust
     Property in a Trust is held and managed by the employee
     as trustee for his benefit as beneficiary of the Trust.

     The above are examples only and are not intended to be an exhaustive list of all possible variations.